EXHIBIT 5

                  [NEW CENTURY LETTERHEAD]



March 2, 2001


New Century Financial Corporation
18400 Von Karman, Suite 1000
Irvine, California 92616

     Re:  Registration on Form S-8 of New Century
          Financial Corporation (the "Company")

Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 500,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), to be issued pursuant to the New Century Financial Corporation 1995 Stock Option Plan, as amended (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Respectfully submitted,

                                   /s/ Stergios Theologides

                                   Stergios Theologides
                                   Senior Vice President,
                                   General Counsel and Secretary